Yadkin Valley Financial Corporation Positions for the Future by Successfully Executing Problem Asset Disposition Plan; Announces Results for
Fourth Quarter 2012

Fourth Quarter Highlights:

•	The Company successfully executed its announced accelerated asset disposition plan, using the proceeds of the capital raise announced last quarter.

•
As a result of the asset disposition plan, nonperforming loans decreased $34.2 million to $22.8 million, or 1.71% of total loans, down from 4.12% at September 30, 2012 and nonperforming assets decreased $47.8 million to $31.6 million, or 1.64% of total assets, down from 4.13% at September 30, 2012.

•	The ratio of loan loss reserve to nonperforming loans, a key credit quality indicator, increased to 110.22% in the fourth quarter of 2012, as compared to 47.73% in the prior quarter.

•
Adversely classified loans decreased $47.2 million to $49.8 million at December 31, 2012 as compared to $97.1 million at September 30, 2012. The ratio of adversely classified assets to Tier 1 capital and the loan loss reserve was 29.79% at the end of the fourth quarter, down from 60.07% at the end of the third quarter of 2012.

•
Net loss to common shareholders for the fourth quarter of 2012 was $25.3 million, or $1.21 per diluted share. The increased loss is due primarily to credit loss from the announced asset disposition plan carried out in the fourth quarter.

•
Cost of deposits continued to decrease, down to 0.84% from 0.91% in the third quarter of 2012. Core deposits now represent 55.1% of total deposits, up from 52.2% last quarter as our mix shows further improvement.

•
As of December 31, 2012, the Company's leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 9.2%, 12.1%, and 13.3%, respectively. In addition, our tangible common equity to total tangible assets ratio was 7.30% at the end of the fourth quarter, compared to 5.44% at the end of the third quarter of 2012.

2012 Highlights:

•	Net loss to common shareholders for the full year 2012 was $12.6 million, or $0.64 per diluted share.

•	Year over year, the Bank has shown dramatic improvements in credit quality due to management's prudent decisions regarding problem asset disposition.

•	Capital ratios have improved significantly year over year due to capital preservation efforts by the Company in addition to $45 million in new capital raised during the fourth quarter of 2012.

•	Core deposits increased $42.9 million, or 5.01%, in 2012, and core deposits now represent 55.1% of total deposits, as compared to 49.4% at December 31, 2011.

Elkin, NC - January 24, 2013 - Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced today financial results for the fourth quarter and full year ended December 31, 2012. Net loss to common shareholders for the quarter was $25.3 million, or $1.21 per diluted share, compared to net loss of $81,000, or $0.00 per diluted share, in the third quarter of 2012, and net income of $2.2 million, or $0.11 per diluted share, in the fourth quarter of 2011. Net loss to common shareholders for the year was $12.6 million, or $0.64 per diluted share, compared to net loss of $17.4 million or $0.95 per diluted share in 2011.

Joe Towell, President and CEO of Yadkin Valley Financial, commented, “As we outlined our accelerated asset disposition plan last quarter, we have executed our plan using the proceeds from our capital raise. We have successfully sold $49 million in problem loans and other real estate owned as of December 31, 2012, and we have taken additional write downs of $14 million. We achieved our internal goals relative to the reductions we took on these assets and the prices at which they were sold. This asset disposition yields dramatically improved credit metrics, with our nonperforming assets to total assets ratio dropping to 1.64%, down from 4.13% in the third quarter.

For the fourth quarter, we are very pleased to report that we have lowered our cost of deposits to 0.84%, down from 0.91% in the prior quarter. However, the rate environment continues to negatively impact our margin. Despite that, our net interest income is in a position to improve over the next several quarters due to the disposition of many non-earning assets during the fourth quarter and our redeployment of funds into earning assets.

2012 was a breakthrough year in the life of our Company as we worked through TARP, a capital raise, and improving the quality of our balance sheet. While we took larger charge-offs in the fourth quarter, we are pleased with the success we've had with our accelerated asset disposition. As we look toward 2013, we believe our future has great potential for increased profitability as we serve our customers throughout the Carolinas."

Fourth Quarter 2012 Financial Highlights

Asset Quality

The Bank's key asset quality metrics are vastly improved compared to the prior quarter due to the successful execution of the asset disposition plan announced last quarter. First, nonperforming loans decreased for the fifth consecutive quarter, down $34.2 million to $22.8 million in the fourth quarter of 2012 from $57.1 million at September 30, 2012. In addition, our adversely classified loans, which include substandard, substandard-impaired, and doubtful loans, decreased $47.2 million compared to the third quarter of 2012.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	December 31, 2012		September 30, 2012
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$4,636	0.35%	$12,785	0.92%
Residential construction	2,749	0.21%	3,712	0.27%
HELOC	1,041	0.08%	3,950	0.29%
1-4 family residential	3,123	0.23%	6,370	0.46%
Commercial real estate	8,023	0.60%	21,420	1.54%
Commercial & industrial	2,790	0.21%	8,293	0.60%
Consumer & other	455	0.03%	523	0.04%
Total	$22,817	1.71%	$57,053	4.12%

Other real estate owned (OREO) totaled $8.7 million at December 31, 2012, a decrease of $13.6 million compared to $22.3 million at September 30, 2012. As part of our asset disposition plan, approximately 59 OREO properties were marked to our best estimate of an exit price at December 31, 2012 in anticipation of including these properties in a public auction during the first quarter of 2013. The decrease in total OREO in the fourth quarter is due to $6.1 million in sales for the quarter and taking the write downs, and we do not expect further significant loss following the completion of the auction. Total nonperforming assets at December 31, 2012 were $31.6 million, or 1.64% of total assets, a decrease of $47.8 million from September 30, 2012, due to the accelerated decrease in nonperforming loans and OREO balances.

During the fourth quarter of 2012, the provision for loan losses was $31.6 million, an increase of $27.3 million from the third quarter of 2012. The increase in provision was driven by the increase in credit losses for the quarter due to the execution of the accelerated nonperforming loan disposition plan. Total net charge-offs for the fourth quarter of 2012 were $33.6 million, or 9.74% of average loans on an annualized basis.

At December 31, 2012, the allowance for loan losses was $25.1 million, compared to $27.2 million at September 30, 2012. As a percentage of total loans held-for-investment, the allowance for loan losses was 1.92% in the fourth quarter of 2012, down from 2.00% in the third quarter of 2012. The reserve remains at a conservative level due to continued economic uncertainty and other external factors in our markets. Out of the $25.1 million in total allowance for loan losses at December 31, 2012, the specific allowance for impaired loans accounted for $1.4 million, down from $3.7 million in the third quarter. The remaining general allowance of $23.7 million attributed to unimpaired loans was up slightly from $23.5 million at the end of the third quarter.

Net Interest Income and Net Interest Margin

Net interest income was down quarter over quarter, totaling $14.7 million for the fourth quarter of 2012. Due to the low rate environment and the Company's increased cash position at year end as a result of the asset sale, the net interest margin experienced compression, ending the quarter at 3.28%. We expect improvement in both net interest income and the net interest margin in coming quarters due to the elimination of nonperforming assets during the fourth quarter of 2012, the deployment of excess liquidity on the balance sheet, the repricing of our time deposits, and our continued shift in deposit mix.

In the fourth quarter of 2012, we continued to strategically shift our deposit mix and lower our cost of deposits. Core deposits now represent 55.1% of total deposits, our highest percentage in the last eight quarters, as we focus on core deposit growth. As a result of this strategy, our cost of deposits decreased to 0.84% for the quarter as compared to 0.91% in the third quarter of 2012.

Non-Interest Income

Non-interest income decreased $3.7 million to $986,000 compared to $4.7 million in the third quarter of 2012. This significant decrease is due primarily to the $2.1 million loss on sale of loans recorded as a result of the asset disposition plan and the $1.0 million loss on sale of subsidiary related to the Company's sale of its mortgage reinsurance line of business. However, income from fees increased 15.1% and income from service charges increased 5.98%, both compared to the prior quarter.

Non-Interest Expense

Non-interest expense increased in the fourth quarter to $22.7 million as compared to $14.8 million in the third quarter of 2012. This increase was due to increased cost of OREO because of the write downs taken on OREO properties to our best estimation of an exit price in anticipation of an auction of these properties in the first quarter of 2013.

Balance Sheet and Capital

Total assets increased $3.1 million during the fourth quarter of 2012 as the Company's balance sheet began to stabilize. Gross loans held-for-investment decreased $49.4 million compared to the third quarter of 2012, due to the loans sold through our accelerated asset disposition plan. Excluding these loan sales, our gross loans decreased slightly quarter over quarter, as we continue to implement a more aggressive business acquisition strategy. Total deposits decreased $19.8 million, which primarily consists of higher-cost time deposits, as our core deposits increased $35.7 million compared to the prior quarter.

The Company's capital ratios have strengthened and continue to exceed all regulatory requirements. As of December 31, 2012, the Bank's leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 8.9%, 11.7%, and 13.0%, respectively. Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 9.2%, 12.1%, and 13.3% respectively, for the holding company as of December 31, 2012. In addition, the Company's tangible common equity to total tangible assets ratio was 7.30% at the end of the fourth quarter. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.00%, 6.00%, and 10.00%, respectively, to be considered well-capitalized. Regulatory capital ratios for the Company improved this quarter primarily due to increased capital levels from the Company's capital raise during the fourth quarter of 2012.

Conference Call

Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EST on Thursday, January 24, 2013 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call audio may be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=124449&CompanyID=YAVY&e=1&mediaKey=C0BD0B7D7BA30A3E46A5C745FA0F7F34. A replay of the call will be available until January 31, 2013 by dialing 855-859-2056 or 404-537-3406 and entering Conference ID 91530348.

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About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full-service community bank providing services in 34 branches throughout its two regions in North Carolina and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, and Iredell Counties. The Southern Region serves Durham, Orange, Granville, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its mortgage division, Yadkin Valley Mortgage, headquartered in Greensboro, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation's website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

SAFE HARBOR

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on pages 45-47 of Yadkin Valley Financial Corporation's quarterly report filed on Form 10-Q with the SEC for the quarter ended September 30, 2012 and in the sections entitled “Risk Factors” in quarterly reports filed on Form 10-Q for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012, annual report filed on Form 10-K for the year ended December 31, 2011, and, once available, the annual report filed on Form 10-K for the year ended December 31, 2012.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

For additional information contact:

Joseph H. Towell
President and Chief Executive Officer
(704) 768-1133
joe.towell@yadkinvalleybank.com

Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinvalleybank.com

Yadkin Valley Financial Corporation
Consolidated Balance Sheets (Unaudited)
	(Amounts in thousands except share and per share data)
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011 (a)
Assets:
Cash and due from banks	$36,125	$26,048	$25,642	$36,478	$40,790
Federal funds sold	50	50	50	50	50
Interest-earning deposits with banks	102,221	97,124	75,895	67,443	52,078

U.S. government agencies	27,527	32,869	23,058	23,433	23,726
Mortgage-backed securities	230,894	221,806	248,674	263,230	232,494
State and municipal securities	84,567	54,769	66,607	72,751	73,118
Common and preferred stocks	132	1,112	1,133	1,111	1,084
Total investment securities	343,120	310,556	339,472	360,525	330,422

Construction loans	131,981	147,408	189,840	196,991	202,803
Commercial, financial and other loans	193,810	190,294	189,245	187,037	200,750
Residential mortgages	140,931	174,728	167,774	166,563	179,047
Commercial real estate loans	617,468	615,733	594,798	605,539	631,639
Installment loans	33,426	34,216	34,177	34,926	35,465
Revolving 1-4 family loans	191,888	196,489	196,547	196,818	201,220
Total loans	1,309,504	1,358,868	1,372,381	1,387,874	1,450,924
Allowance for loan losses	(25,149)	(27,231)	(28,797)	(30,062)	(32,848)
Net loans	1,284,355	1,331,637	1,343,584	1,357,812	1,418,076
Loans held for sale	27,679	24,766	24,867	20,548	19,534
Accrued interest receivable	6,376	6,229	6,512	6,932	6,745
Bank premises and equipment	41,849	41,460	41,547	41,861	42,120
Foreclosed real estate	8,738	22,294	25,573	28,751	24,966
Non-marketable equity securities at cost	4,154	4,155	4,630	6,130	6,130
Investment in bank-owned life insurance	26,433	26,274	26,114	26,091	25,934
Core deposit intangible	2,653	2,914	3,180	3,455	3,733
Other assets	39,685	26,871	28,273	20,530	22,610
Total assets	$1,923,438	$1,920,378	$1,945,339	$1,976,606	$1,993,188

Liabilities and shareholders' equity:
Deposits:
Non-interest bearing	$273,896	$256,402	$244,191	$235,417	$229,895
NOW, savings and money market accounts	624,460	606,220	613,051	626,538	625,560
Time certificates:
$100 or more	316,146	342,356	348,072	356,793	360,388
Other	417,160	446,482	468,049	492,072	515,498
Total deposits	1,631,662	1,651,460	1,673,363	1,710,820	1,731,341

Borrowings	105,136	102,299	99,310	105,723	105,539
Accrued expenses and other liabilities	15,846	11,383	18,087	16,571	15,722
Total liabilities	1,752,643	1,765,142	1,790,760	1,833,114	1,852,602

Total shareholders' equity	170,794	155,236	154,579	143,492	140,586
Total liabilities and shareholders' equity	$1,923,438	$1,920,378	$1,945,339	$1,976,606	$1,993,188

Period End Shares Outstanding	43,151,646	20,003,688	20,003,688	19,506,188	19,526,188

(a) Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation

Consolidated Income Statements (Unaudited)
	Three Months Ended
	(Amounts in thousands except share and per share data)
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011 (a)

Interest and fees on loans (b)	$17,338	$17,735	$17,944	$18,939	$19,173
Interest on securities	1,381	1,674	1,754	2,006	1,709
Interest on federal funds sold	8	9	8	7	6
Interest-bearing deposits	66	28	38	37	71
Total interest income	18,793	19,446	19,744	20,989	20,959
Time deposits of $100 or more	1,346	1,762	1,913	1,992	2,271
Other deposits	2,132	2,018	2,193	2,370	2,569
Borrowed funds	570	477	480	735	516
Total interest expense	4,048	4,257	4,586	5,097	5,356
Net interest income	14,745	15,189	15,158	15,892	15,603
Provision for loan losses	31,554	4,251	2,218	2,351	3,627
Net interest income after provision for loan losses	(16,809)	10,938	12,940	13,541	11,976
Non-interest income
Service charges on deposit accounts	1,398	1,319	1,325	1,243	1,381
Other service fees (b)	986	857	893	895	782
Income on investment in bank owned life insurance	159	159	157	157	166
Mortgage banking activities (b)	1,448	1,599	1,674	1,139	1,267
Gains on sale of securities	96	1,348	300	—	678
Other than temporary impairment of investments	(50)	—	—	—	—
Loss on sale of subsidiary	(1,019)	—	—	—	—
Loss on sale of loans	(2,132)	(900)	—	—	—
Other	100	283	57	75	140
Total non-interest income	986	4,665	4,406	3,509	4,414
Non-interest expense
Salaries and employee benefits (b)	6,935	6,914	6,354	6,110	6,135
Occupancy and equipment	1,562	1,794	1,790	1,851	1,781
Printing and supplies	157	168	151	145	154
Data processing	447	456	453	387	377
Communication expense	354	314	354	351	367
Advertising and marketing	77	103	100	76	101
Amortization of core deposit intangible	260	266	275	279	282
FDIC assessment expense	664	650	659	695	718
Attorney fees	263	311	150	216	108
Loan collection expense (b)	569	211	219	249	287
(Gain) loss on fixed assets	153	—	(1)	(21)	13
Net cost of operation of other real estate owned	8,136	1,322	2,745	1,228	1,086
Other (b)	3,130	2,283	2,483	2,013	2,267
Total non-interest income	22,708	14,792	15,732	13,579	13,676
Income (loss) before income taxes	(38,531)	811	1,614	3,471	2,714
Provision for income taxes (benefit)	(14,632)	54	(9,383)	—	(211)
Net income (loss)	(23,899)	757	10,997	3,471	2,925
Preferred stock dividend and amortization of preferred stock discount	1,419	838	833	821	771
Net income (loss) available to common shareholders	$(25,318)	$(81)	$10,164	$2,650	$2,154
Basic	$(1.21)	$—	$0.52	$0.14	$0.11
Diluted	$(1.21)	$—	$0.52	$0.14	$0.11

Weighted average number of shares outstanding
Basic	20,917,579	19,389,251	19,386,519	19,378,198	19,371,469
Diluted	20,917,579	19,390,253	19,386,519	19,378,198	19,371,469
(a) Derived from audited consolidated financial statements
(b) Certain income and expense amounts have been reclassified based on a change in our mortgage reporting segment

Yadkin Valley Financial Corporation
(unaudited)
	At or For the Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Per Share Data:
Basic Earnings (Loss) per Share	$(1.21)	$—	$0.52	$0.14	$0.11
Diluted Earnings (Loss) per Share	(1.21)	—	0.52	0.14	0.11
Book Value per Share	3.31	5.36	5.34	4.92	4.77

Selected Performance Ratios:
Return on Average Assets (annualized)	(5.15)%	(0.02)%	2.08%	0.54%	0.42%
Return on Average Equity (annualized)	(53.53)%	(0.21)%	26.93%	6.48%	6.17%
Net Interest Margin (annualized)(7)	3.28%	3.37%	3.39%	3.54%	3.16%
Net Interest Spread (annualized)(7)	3.08%	3.19%	3.21%	3.35%	2.98%
Non-interest Income as a % of Revenue(6)(7)	(13.54)%	29.9%	25.55%	20.73%	32.14%
Non-interest Income as a % of Average Assets (7)	0.1%	0.24%	0.23%	0.18%	0.26%
Non-interest Expense as a % of Average Assets (7)	1.22%	0.76%	0.81%	0.69%	0.68%

Asset Quality:
Loans 30-89 days past due (000's) (4)	$14,000	$13,354	$10,321	$10,245	$25,888
Loans over 90 days past due still accruing (000's)	—	—	—	—	—
Nonperforming Loans (000's)	22,817	57,053	63,305	66,088	70,355
Other Real Estate Owned (000's)	8,738	22,294	25,573	28,751	24,966
Nonperforming Assets (000's)	31,555	79,347	88,878	94,839	95,321
Troubled debt restructurings (000's) (5)	17,667	13,929	12,596	15,259	17,173
Nonperforming Loans to Total Loans	1.71%	4.12%	4.53%	4.69%	4.78%
Nonperforming Assets to Total Assets	1.64%	4.13%	4.57%	4.80%	4.78%
Allowance for Loan Losses to Total Loans	1.88%	1.97%	2.06%	2.13%	2.23%
Allowance for Loan Losses to Total Loans Held for Investment	1.92%	2.00%	2.10%	2.17%	2.26%
Allowance for Loan Losses to Nonperforming Loans	110.22%	47.73%	45.49%	45.49%	47.31%
Net Charge-offs/Recoveries to Average Loans (annualized)	9.74%	1.66%	0.99%	1.44%	1.20%

Capital Ratios:
Equity to Total Assets	8.88%	8.08%	7.95%	7.26%	7.05%
Tier 1 leverage ratio(1)	8.92%	8.73%	8.55%	8.30%	7.99%
Tier 1 risk-based ratio(1)	11.73%	11.18%	10.89%	10.61%	10.23%
Total risk-based capital ratio(1)	12.99%	12.44%	12.15%	11.87%	11.49%

Non-GAAP disclosures(2):
Tangible Book Value per Share	$3.25	$5.21	$5.18	$4.74	$4.58
Return on Tangible Equity (annualized) (3)	(54.34)%	(0.21)%	27.54%	6.63%	6.34%
Tangible Common Equity to Tangible Assets (3)	7.30%	5.44%	5.33%	4.69%	4.50%
Efficiency Ratio (7)	138.07%	72.21%	77.92%	67.59%	66.26%
Notes:

(1)
Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041

(2)
Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)
Tangible Common Equity is the difference of shareholders' equity less preferred shares, less the sum of goodwill and core deposit intangible. Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible.

(4)	Past due numbers exclude loans classified as nonperforming.

(5)	Nonperforming assets exclude accruing troubled debt restructured loans.

(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

(7)	Certain income and expense amounts in the current and prior periods have been reclassified based on a change in our mortgage reporting segment.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Three Months Ended December 31,
	2012				2011
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,369,884	$17,367	5.04%	(8)	$1,480,509	$19,224	5.15%	(8)
Investment securities	325,578	1,599	1.95%		313,760	1,959	2.48%
Interest-bearing deposits & federal funds sold	124,947	74	0.23%		111,936	78	0.28%
Total average earning assets (1)	1,820,409	19,040	4.16%	(6)	1,906,205	21,261	4.43%	(6)
Non-interest earning assets	128,390				123,655
Total average assets	$1,948,799				$2,029,860

INTEREST BEARING LIABILITIES
Time deposits	$766,695	3,203	1.66%		$917,019	4,286	1.85%
Other deposits	615,040	274	0.18%		618,461	554	0.36%
Borrowed funds	104,320	570	2.17%		110,758	504	1.81%
Total interest bearing liabilities	1,486,055	4,047	1.08%	(7)	1,646,238	5,344	1.29%	(7)

Non-interest bearing deposits	263,871				228,398
Other liabilities	11,209				16,653
Total average liabilities	1,761,135				1,891,289

Shareholders' equity	187,664				138,571
Total average liabilities and
shareholders' equity	$1,948,799				$2,029,860

NET INTEREST INCOME/
YIELD (3,4)		$14,993	3.28%	(8)		$15,917	3.31%	(8)
INTEREST SPREAD (5)			3.08%	(8)			3.14%	(8)

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2012 and 2011 includes $95,000 and $78,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)
Interest expense for 2012 and 2011 includes $43,000 and $101,000, respectively, of accretion for purchase accounting adjustments relate to deposits and borrowings acquired in the merger with American Community.

(8)	Certain income and expense amounts have been reclassified based on a change in our mortgage reporting segment.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Year Ended December 31,
	2012				2011
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,399,590	$72,093	5.15%	(8)	$1,534,929	$80,800	5.26%	(8)
Investment securities	343,137	7,761	2.26%		309,199	9,226	2.98%
Interest-bearing deposits & federal funds sold	81,748	201	0.25%		141,249	376	0.27%
Total average earning assets (1)	1,824,475	80,055	4.39%	(6)	1,985,377	90,402	4.55%	(6)
Non-interest earning assets	125,114				142,193
Total average assets	$1,949,589				$2,127,570

INTEREST BEARING LIABILITIES
Time deposits	$813,035	14,176	1.74%		$1,025,165	20,475	2.00%
Other deposits	617,724	1,550	0.25%		610,620	3,400	0.56%
Borrowed funds	102,895	2,262	2.2%		107,725	2,098	1.95%
Total interest bearing liabilities	1,533,654	17,988	1.17%	(7)	1,743,510	25,973	1.49%	(7)

Non-interest bearing deposits	244,137				224,280
Other liabilities	14,666				16,617
Total average liabilities	1,792,457				1,984,407

Shareholders' equity	157,132				143,163
Total average liabilities and
shareholders' equity	$1,949,589				$2,127,570

NET INTEREST INCOME/
YIELD (3,4)		$62,067	3.40%	(8)		$64,429	3.25%	(8)
INTEREST SPREAD (5)			3.21%	(8)			3.06%	(8)

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2012 and 2011 includes $253,000 and $577,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)
Interest expense for 2012 and 2011 includes $54,000 and $423,000, respectively, of accretion for purchase accounting adjustments relate to deposits and borrowings acquired in the merger with American Community.

(8)	Certain income and expense amounts have been reclassified based on a change in our mortgage reporting segment.